Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-185193 on Form F-3 of Frontline Ltd. of our report dated March 16, 2015, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/PricewaterhouseCoopers AS

PricewaterhouseCoopers AS
Oslo, Norway
March 16, 2015